SYMBOL(TM)
The Enterprise Mobility Company(TM)                        FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------







                   SYMBOL TECHNOLOGIES REPORTS RECORD QUARTER

              REPORTS REVENUE OF $432.8 MILLION AND NET EARNINGS OF
                          $28.8 MILLION, OR $0.12 EPS;

  TELECONFERENCE 8 A.M. THURSDAY, JULY 29, TO DISCUSS 2004 2ND-QUARTER RESULTS



         HOLTSVILLE, N.Y., July 28, 2004 - Symbol Technologies, Inc. (NYSE:SBL) today reported financial results for second quarter 2004. The Company will host a teleconference and Web conference at 8 a.m. Thursday, July 29, to discuss the results.

         Revenue for the second quarter ended June 30, 2004, was $432.8 million, representing the Company's highest quarterly revenue in its history as well as a gain of 16 percent over second-quarter 2003 revenue of $373.8 million and an increase of 3 percent over first-quarter 2004 revenue of $419.7 million.

         Second-quarter 2004 net earnings were $28.8 million, or $0.12 per share, compared with second-quarter 2003 net earnings of $6.6 million, or $0.03 per share, and first-quarter 2004 net earnings of $6.8 million, or $0.03 per share.

         NEW PRODUCTS LEAD REVENUE GAIN

         Product revenue of $356.6 million represents a 23 percent increase over product revenue of $290.3 million in 2003's second quarter and a 2 percent gain sequentially from 2004's first-quarter product revenue of $348.2 million. Product revenue growth was led by gains from the Company's Mobile Computing and Wireless Infrastructure Divisions. Advanced Data Capture Division revenue increased 27 percent over 2003's second-quarter revenue but declined sequentially following the division's booking of record revenue in 2004's first quarter.

         Sales of new Symbol products again led the gain in revenue. Of note were the following:

         o Revenue from sales of the Symbol MC9000 core mobile computer, in its three form factors, more than doubled in 2004's second quarter compared to its first-quarter revenue.

         o The Symbol LS2200 handheld laser bar code scanner realized a 60 percent sequential revenue gain in 2004's second quarter.

         o In second quarter 2004, the Wireless Infrastructure Division experienced its best-ever quarterly revenue, which grew 26 percent over the division's first-quarter 2004 revenue.

SERVICE REVENUE AT EXPECTED ANNUALIZED RATE

         Second-quarter 2004 service revenue of $76.2 million was in line with management's anticipated annual run rate of approximately $300.0 million and showed a decline of 9 percent from revenue of $83.5 million in 2003's second quarter, which was positively impacted by the timing of cash receipts on revenue recognized on a billed-and-collected basis. Second-quarter 2004 service revenue improved 7 percent from first-quarter 2004 revenue of $71.4 million.

CONTINUED GROSS PROFIT GROWTH

         Second-quarter 2004 gross profit of $196.7 million showed solid growth of 29 percent over 2003's second-quarter gross profit of $152.4 million and increased slightly on a sequential basis - a 1 percent increase from $194.9 million in 2004's first quarter. Included in second-quarter 2004 gross profit of
45.4 percent is a charge of $3.9 million recorded for the Company's ongoing restructuring of its Global Services Division. Partially offsetting this charge is a reduction of the Company's standard warranty expense accrual of approximately $1.1 million due to improvement in the reliability rates of the Company's products as well as a reduction in the estimated average cost of repairs because of the Company's increased efficiencies in repair depot operations, which the Company believes will continue.

OPERATING EXPENSES DOWN SEQUENTIALLY

         Operating expenses in second quarter 2004 were $153.0 million, up $4.9 million compared to 2003's second quarter and down $12.5 million from first-quarter 2004 operating expenses of $165.5 million. In second quarter 2004, the Company reduced by $9.0 million its net estimated accrual related to the tentative settlement of the recently concluded government investigations and associated class action litigation. This included a reduction of $4.0 million, part of the amount of the originally estimated Company liability that ultimately was paid by Jerome Swartz, a former chairman and chief executive officer of the Company, as well as the receipt of $5.0 million of insurance proceeds related to the class action settlement.

OPERATING MARGIN IMPROVEMENT

         Earnings from operations for 2004's second quarter were $43.7 million, a 49 percent increase sequentially from first quarter's $29.4 million. Operating margin for second quarter 2004 improved sequentially 3 percentage points and 9 percentage points year-over-year, to 10 percent, a significant milestone for Symbol.

         Below the operating income line, second-quarter 2004 net earnings of $28.8 million were negatively impacted by a non-operating accounting charge of approximately $6.2 million for the change in fair value of the Company's derivative financial instrument, an embedded equity collar contained in its Shared Appreciation Income Linked Securities debt arrangement with a financial institution, which is collateralized by shares of Cisco Systems, Inc. common stock. The Company benefited in second quarter 2004 from a lower-than-expected effective tax rate of 19.4 percent, which differs from the statutory rate primarily due to the implementation of a tax planning strategy that resulted in the release of certain valuation allowances.

SOLID CASH FLOW FROM OPERATIONS

         In second quarter 2004 the Company's operating income and strong cash collections generated cash flow from operations of $62.8 million, excluding $40.0 million paid toward the settlement with the U.S. Attorney's Office and the Securities and Exchange Commission related to Symbol's past accounting practices. Net of this payment, cash flow from operations was $22.8 million. In addition, $50.0 million in cash was placed in an account with the Clerk of the Court of Common Pleas for Summit County, Ohio, to bond the judgment entered in the litigation involving the Smart Media of Delaware, Inc. case against Symbol and its wholly owned subsidiary, Telxon Corporation, which is under appeal in the Ohio Court of Appeals for the Ninth District. Partially offsetting these events, the Company received $5.0 million in insurance proceeds related to the class action settlement. The Company's cash balance of $143.7 million at June 30, 2004, excludes the $50 million of restricted cash, which is shown on the Company's balance sheet within long-term assets, reflected a $35.3 million reduction from the March 31, 2004, balance of $179.0 million.

SIX-MONTH TO-DATE FINANCIAL SUMMARY

         Revenue for the six months ended June 30, 2004, was $852.4 million, an increase of 12 percent over revenue of $760.2 million in the six months ended June 30, 2003. Gross profit for the six months ended June 30, 2004, was $391.6 million or 46 percent compared to $324.3 million or 43 percent in the six months ended June 30, 2003. Operating expenses decreased $38.6 million to $318.5 million in the six-month period ended June 30, 2004, from $357.1 million for the six months ended June 30, 2003, during which time the Company recorded a $72.0 million litigation settlement provision. Net earnings were $35.6 million or earnings of $0.15 per diluted share for the six months ended June 30, 2004, compared with a net loss of $24.4 million, or a loss of $0.11 per diluted share, for the six months ended June 30, 2003.

CONTINUED STRONG OPERATING AND FINANCIAL PERFORMANCE

         "On balance, this was an impressive quarter for Symbol Technologies. During the quarter, we put the vast majority of our past issues behind us - settling with the SEC, with a former chairman/CEO and with the United States Attorney's office, which agreed not to file criminal charges against the Company, as well as the tentative settlement with the Symbol class action plaintiffs. During the same time, we drove record results, achieving revenue of $432.8 million, EPS of $0.12 and double-digit operating margins, all of which exceeded our May guidance. These successes are a credit to the hard work and determination of Symbol employees and our channel partners - delivering outstanding service, products and enterprise mobility system solutions to our customers. New products within our enterprise mobility strategy continued to drive accelerated revenue, reinforcing our belief that Symbol market share gains are ongoing. Although operating expense discipline is progressing, we remain committed to further improving the bottom line by focusing on employee productivity and operational efficiencies," William Nuti, Symbol president and chief executive officer, said.

         Mark T. Greenquist, senior vice president and chief financial officer, said, "Symbol continues to improve our balance sheet and to generate strong positive cash flow from operations, and we believe that this trend should continue through 2004's second half. A further decline in receivables, resulting in an additional quarter-to-quarter three-day drop in DSOs to 23 days, and improving inventory turns all point to persistent solid financial performance. It's what we've been working toward, and what we feel Symbol can continue to deliver."

2004 THIRD-QUARTER GUIDANCE

         Building on the improving 2004 first-half financial results, Symbol expects that third- quarter 2004 revenue will be in a range of $435.0 million to $445.0 million, representing a sequential increase of 1 percent to 3 percent and year-over-year growth of 15 percent to 18 percent. Symbol believes that revenue growth will be fueled primarily by gains in product revenue, as service revenue is expected to be flat versus the second quarter of 2004. Net earnings for the third quarter of 2004 are expected to be $0.11 to $0.12 per share. Third-quarter 2004 guidance does not reflect any impact of the pending acquisition of Matrics, Inc., the agreement of which was announced July 27, 2004, and which the Company believes will close by 2004 third-quarter end.

TELECONFERENCE AND WEB PRESENTATION DETAILS

         A teleconference and Web conference are scheduled for 8 a.m. Thursday, July 29.

TELECONFERENCE INFORMATION

         To participate in the Thursday morning teleconference, dial 1-800-946-0785 at least 10 minutes prior to commencement of the call.

WEBCAST INFORMATION

         To listen to a live audiocast (listen only), access www.symbol.com/investor and click on the link entitled "Symbol Technologies 2004 Second Quarter Financial Results."

TELECONFERENCE PRESENTATION

         To view the financial presentation via WebEx, access
HTTP://SYMBOL.WEBEX.COM at least 10 minutes prior to the start of the teleconference. At the site, log in to "Symbol Technologies-Q2 2004 Financial Results" by clicking the "join" button; you are required to provide your name and e-mail address. Please be advised that WebEx permits you to enroll prior to the conference, but this is not mandatory for participation. This is an unrestricted Web site and a password is not required.

         In addition, a copy of the presentation will be posted in PDF format on the Company's investor home page, www.symbol.com/investor.

REPLAY INFORMATION

         A synchronized WebEx and audio replay will be available on the Company's investor home page on a 24-hour non-stop basis within four hours of the conclusion of the call.

         An audio replay of the teleconference will be available from 11 a.m. Thursday, July 29, through Friday, Aug. 13, by calling toll-free 1-888-203-1112 and entering access code 325926.

ABOUT SYMBOL TECHNOLOGIES

         Symbol Technologies, Inc., The Enterprise Mobility Company(TM), is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs under the Symbol Enterprise Mobility Services brand. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world's leading retailers, transportation and logistics companies, manufacturers, warehouse and distribution centers, government agencies and healthcare. More information is available at www.symbol.com.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include price and product competition, dependence on new product development, reliance on major customers, customer demand for our products and services, control of costs and expenses, international growth, general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. For a further list and description of such risks and uncertainties, see the reports filed by Symbol with the Securities and Exchange Commission. Symbol disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURE

In addition to including cash flows from operations under accounting principles generally accepted in the U.S. ("GAAP"), Symbol disclosed adjusted cash flows from operations for second quarter 2004, before giving effect to a payment of $40.0 million as mentioned above, that the Securities and Exchange Commission defines as a "non-GAAP financial measure." This non-GAAP financial measure should not be considered in isolation or as an alternative to cash flows from operations or any other measure of performance derived in accordance with GAAP. However, this non-GAAP financial measure is presented because Symbol believes this non-GAAP measure provides useful supplemental information for management and investors and allows them to perform meaningful comparisons for the Company's past and present results. For a reconciliation of this non-GAAP measure see the table below with the heading "Non-GAAP Financial Measure."

FOR MEDIA INFORMATION:

Patricia Hall

Symbol Technologies, Inc.

631-738-5636

hallp@symbol.com



FOR FINANCIAL INFORMATION:

Nancy Tully

Symbol Technologies, Inc.

631-738-5050

tullyn@symbol.com

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Consolidated Balance Sheet Trend

                                                      BALANCE SHEET AT
                                           ------------------------------------
($ MILLIONS)                               06/30/04      03/31/04      06/30/03
                                           --------      --------      --------
Assets
   Cash and temp. investments              $  143.7      $  179.0      $   98.0
   Accounts receivable, net                   110.5         119.6         126.6
   Inventories                                216.4         211.7         211.5
   Deferred income taxes                      167.6         141.0         146.7
   Ppd. and refund. inc. taxes
   Other current assets                        31.6          25.9          39.7
                                           --------      --------      --------
Total current assets                          669.8         677.2         622.5

Property, plant & equipment, net              211.4         207.5         206.1
Restricted cash                                50.0        --            --
Intangible and other assets, net              688.6         705.3         698.0
                                           --------      --------      --------
Total assets                               $1,619.8      $1,590.0      $1,526.6
                                           ========      ========      ========

Liabilities & stockholders' equity
   A/P and accrued exp                     $  403.6      $  442.2      $  453.1
   Current portion of L.T.D                     7.0           3.6          15.3
   Income taxes payable                         9.8           0.5        --
   Deferred revenue & Other                    47.2          42.7          44.2
                                           --------      --------      --------
Total current liabilities                     467.6         489.0         512.6

L.T.D., less current maturities               107.9         104.4          65.4
Other liabilities and deferred rev             61.9          62.2          76.0

Stockholders' equity
   Common stock issued                          2.7           2.6           2.6
   Other stockholders' equity                 979.7         931.8         870.1
                                           --------      --------      --------
Total stockholders' equity                    982.4         934.4         872.7

Total liabilities and equity               $1,619.8      $1,590.0      $1,526.7
                                           ========      ========      ========

  Financial ratios:
    Days sales outstanding                     23            26            31
    Inventory turnover                          4.4           4.2           4.2
    Working capital % of revenue               11.7 %        11.2 %         7.4 %
    Return on assets                            7.2 %         1.7 %         1.7 %
    Return on equity                           12.0 %         3.0 %         3.1 %
    Debt to Cash                               80.0 %        60.4 %        82.3 %
    Debt to Working Capital                    53.4 %        55.5 %        59.5 %

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Cash Flow Trend

                                                                  THREE MONTHS ENDING
                                                            --------------------------------
($ Millions)                                                06/30/04    03/31/04    06/30/03
                                                            --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net earnings                                              28.8         6.8        6.6

     Depreciation & amortization of PP&E                       14.0        14.4       13.0
     Other amortization (Cap Eng & Purch Tech.)                 4.7         3.6        3.7
     Provisions for losses on A/R                               0.4         0.5       13.7
     Non-Cash impairment and compensation charge                0.4         2.2        1.5
     Deferred Income Tax & Other                               (2.2)       23.9       (5.1)

CHANGES IN ASSETS & LIABILITIES
     Accounts receivable                                        8.5        27.6       11.9
     Inventories                                               (5.4)        1.4       22.6
     Other assets                                              (1.2)        7.9        2.3
     Accounts payable & accrued expenses                      (25.6)      (49.6)     (25.9)
     Other liabilities & deferred revenues                      0.4         2.1        4.7
                                                              -----       -----      -----
NET CASH PROVIDED BY OPERATING ACTIVITIES                      22.8        40.8       49.0
                                                              -----       -----      -----

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from sale of property, plant & equipment          --          --         0.1
     Expenditures for PP&E                                    (18.9)      (11.2)     (13.8)
     Intangible & other assets                                 (1.9)        --         --
     Resticted cash                                           (50.0)        --         --
     Purchase of available for sales securities                 --          --         --
     Investment                                                (0.5)       (4.0)      (0.8)
                                                              -----       -----      -----
NET CASH USED IN INVESTING ACTIVITIES                         (71.3)      (15.2)     (14.5)
                                                              -----       -----      -----

CASH FLOWS FROM FINANCING ACTIVITIES
     (Repayment)/Proceeds of/from STD / LTD                    (0.1)       13.7      (35.1)
     Stock options & warrants                                  23.7        10.3        --
     Dividends paid                                            (2.3)        --        (2.3)
     Treasury share repurchases                                (6.4)      (20.0)       --
     Other                                                      --          --         --
                                                              -----       -----      -----
NET CASH USED IN FINANCING ACTIVITIES                          14.9         4.0      (37.4)
                                                              =====       =====      =====

     Exchange rate impact                                      (1.7)       (0.6)       2.3
                                                              -----       -----      -----

NET CHANGE IN CASH                                            (35.3)       29.0       (0.6)
                                                              =====       =====      =====

Beginning Cash Balance                                        179.0       150.0       98.6
                                                              =====       =====      =====

Ending Cash Balance                                           143.7       179.0       98.0
                                                              =====       =====      =====

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Statement of Operations




                                                        SIX MONTHS ENDING
                                                  ----------------------------
($ MILLIONS, EX. EPS)                             JUNE 30, 2004  JUNE 30, 2003
                                                  -------------  -------------
Net Revenue                                           $852.4         $760.2
Cost of Revenue                                        460.8          435.9
                                                      ------         ------
   Gross Profit                                        391.6          324.3
Operating Expenses:
   Net Engineering                                      84.4           75.2
   S, G&A                                              243.1          209.9
   (Recovery)/Provision for legal settlements           (9.0)          72.0
   Other                                                 --             --
                                                      ------         ------
      Total Operating Expenses                         318.5          357.1
                                                      ------         ------
Earnings from operations                                73.1          (32.8)
Gain from sale of business                                              --
(Other Income) / Interest Expense, net                   7.0           (0.5)
                                                      ------         ------
NEBT                                                    66.1          (32.3)
Provision for income taxes                              30.5           (7.9)
                                                      ------         ------
N.I. before extraordinary item                          35.6          (24.4)
Extraordinary item                                       --             --
Net Earnings                                          $ 35.6         $(24.4)
                                                      ======         ======

EPS (Diluted)                                         $  0.15        $ (0.11)
PERCENTAGE OF REVENUE
Net Revenue                                            100.0 %        100.0 %
Cost of Revenue                                         54.1 %         57.3 %
                                                      ------         ------
   Gross Profit                                         45.9 %         42.7 %
Operating Expenses:
   Net Engineering                                       9.9 %          9.9 %
   S, G&A                                               28.5 %         27.6 %
   (Recovery)/Provision for legal settlements           (1.1)%          9.5 %
   Other                                                 --              --
                                                      ------         ------
      Total Operating Expenses                          37.4 %         47.0 %
                                                      ------         ------
Earnings from operations                                 8.6 %         (4.3)%
Gain from sale of business
Interest Expense, net                                    0.8 %         (0.1)%
                                                      ------         ------
NEBT                                                     7.8 %         (4.2)%
Provision for income taxes                               3.6 %         (1.0)%
                                                      ------         ------
Net Earnings                                             4.2 %         (3.2)%


SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Statement of Operations

                                                                THREE MONTHS ENDING
                                                  --------------------------------------------
($ Millions, ex. EPS)                             JUNE 30, 2004  MARCH 31, 2004  JUNE 30, 2003
                                                  -------------  --------------  -------------

Net Revenue                                           $432.8         $419.7         $373.8
Cost of Revenue                                        236.1          224.8          221.4
                                                      ------         ------         ------
Gross Profit                                           196.7          194.9          152.4
Operating Expenses:
   Net Engineering                                      42.8           41.6           38.1
   S, G&A                                              119.2          123.9          110.0
   (Recovery)/Provision for legal settlements           (9.0)           --             --
   Other                                                 --             --             --
                                                      ------         ------         ------
      Total Operating Expenses                         153.0          165.5          148.1
                                                      ------         ------         ------
Earnings from operations                                43.7           29.4            4.3
Gain from sale of business                               --             --             --
(Other Income) / Interest Expense, net                   8.0           (1.0)          (4.5)
                                                      ------         ------         ------
NEBT                                                    35.7           30.4            8.8
Provision for income taxes                               6.9           23.6            2.2
                                                      ------         ------         ------
N.I. before extraordinary item                          28.8            6.8            6.6
Extraordinary item                                       --             --             --
Net Earnings                                          $ 28.8         $  6.8         $  6.6
                                                      ======         ======         =====

EPS (Diluted)                                         $ 0.12         $ 0.03         $0.03
                                                      ------         ------         ------
PERCENTAGE OF REVENUE

Net Revenue                                            100.0 %        100.0 %        100.0 %
Cost of Revenue                                         54.6 %         53.6 %         59.2 %
                                                      ------         ------         ------
   Gross Profit                                         45.4 %         46.4 %         40.8 %
Operating Expenses:
   Net Engineering                                       9.9 %          9.9 %         10.2 %
   S, G&A                                               27.5 %         29.5 %         29.4 %
   (Recovery)/Provision for legal settlements           (2.1)%          --             --
   Other                                                 --             --             --
                                                      ------         ------         ------
      Total Operating Expenses                          35.3 %         39.4 %         39.6 %
                                                      ------         ------         ------
Earnings from operations                                10.1 %          7.0 %          1.2 %
Gain from sale of business                               --             --            --
Interest Expense, net                                    1.8 %         (0.2)%         (1.2)%
                                                      ------         ------         ------
NEBT                                                     8.3 %          7.2 %          2.4 %
Provision for income taxes                               1.6 %          5.6 %          0.6 %
                                                      ------         ------         ------
Net Earnings                                             6.7 %          1.6 %          1.8 %
                                                      ------         ------         ------

SYMBOL TECHNOLOGIES, INC. & SUBSIDIARIES
Non-GAAP Financial Measure
$ In Millions

Adjusted Cash Flows From Operations:
                    Symbol believes that cash flows from operations, is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to adjusted cash flows from operations. The following table reconciles cash flows from operations to adjusted cash flows from operations for the second quarter of 2004.


                                                                                           06/30/04
                                                                                       -------------
                    Cash flows from operations-GAAP                                           $22.8
                    Payment related to Symbol class action litigation                          40.0
                                                                                       -------------
                    Adjusted cash flows from operations-Non-GAAP                              $62.8
                                                                                       =============